                                                                EXHIBIT 2(k)(xi)


THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO THE SALE OR DISTRIBUTION THEREOF AND HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE UNDER SAID ACT.




                         WAVE INTERACTIVE NETWORK, INC.




                          FIXED RATE CONVERTIBLE NOTE
                             DUE DECEMBER 15, 1996



$250,000.00                                                   New York, New York
                                                              December 15, 1995


         FOR VALUE RECEIVED, the undersigned, Wave Interactive Network, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of Southeast Interactive Technology Fund, I, LLC (the "Holder") the principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00) on December 15, 1996 (the "Maturity Date") and accrue interest (computed on the basis of a 365-day year, using the number of days actually elapsed) at a rate equal to ten percent (10%) per annum, with all interest due and payable when the principal amount becomes due and payable.

         This Convertible Note ("Note") is convertible into Common Stock of the Company (the "Common Stock") as provided by the terms of Article 3 set forth below. This Note is being delivered to the Holder together with a Warrant (attached hereto as "Exhibit A"), a Guaranty (attached hereto as "Exhibit B") and an Escrow Agreement (attached hereto as "Exhibit C") (the Note, Warranty, Guaranty and Escrow Agreement are collectively referred to herein as the "Documents").

                                   ARTICLE 1
            Representations, Warranties and Covenants of the Company


         (a) Representations and Warranties of the Company. The Company hereby represents and warrants to and covenants and agrees with the Holder as follows:

                      (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by the Company requires such qualification.

                      (ii) The Company has the full right, power and authority to enter into and to perform the transactions contemplated by the Documents. The Documents will be duly executed by the Company, and the transactions contemplated thereby have been duly authorized by all necessary corporate action and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

                    (iii) The shares of the Company's common stock when issued pursuant to the terms of this Note or upon exercise of the Warrant, as the case may be, will be duly and validly authorized and issued, fully paid and nonassessable.

                      (iv) The Company has delivered to the Holder a copy of the Company's balance sheet for the period ending November 30, 1995. This balance sheet accurately describes the financial condition of the Company and does not contain any material misstatement of fact or omit to state any material fact necessary to make the information contained in the balance sheet not misleading.

                      (v) Neither the execution or delivery of the Documents by the Company nor the performance by the Company of the transactions contemplated by the Documents requires the consent, waiver, approval, license or authorization of or filing with any person or public authority or violate any provision of law applicable to the Company or conflict with or result in a breach or termination of any provision of, or constitute a default under, or will result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to any corporate charter, by-laws, mortgage, deed of trust, indenture or other agreement or instrument, or any order, judgement, decree, statute, regulation or any other registration of any kind or character to which the Company is a party or by which any of the assets of the Company may be bound, with or without the giving of notice, the passage of time or both.

                      (vi) The Company is in compliance in all material respects with all laws and regulations of all Federal, state and local government agencies having jurisdiction over it or affecting its business, and possesses all required licenses, permits and approvals for its services and facilities which are required to be issued by any and all applicable Federal, state or local authorities.

         (b)     Covenants of the Company

                      (i) Payment of Principal and Interest. The Company will duly and punctually pay or cause to be paid the principal amount of this Note and the interest thereon at the times and place and in the manner specified in this Note. This Note may not be prepaid, in whole or in part, by the Company without the prior written consent of the Holder, except as provided herein.

                      (ii) Notice of Certain Events. The Company shall provide the Holder with notice within three (3) years of such time as the Company signs a letter of intent or commences preparation of offering documents or agreements relating to the public offering of common stock of the Company ("Common Stock") pursuant to the Securities Act of 1933, as amended (the "Securities Act").

                    (iii) Financial Statements, Certificates and Information. During the period beginning on the date hereof and ending on the last to occur of (i) the Maturity Date or (ii) upon conversion of the Note, the last date on which the Holder owns the Common Stock issued pursuant to such conversion, the Company will deliver to the Holder (i) within fifteen (15) days after the end of each of month, a report comparing monthly cash flow against the Budget (as defined herein), which shall be accompanied by a certificate of the chief financial officer of the Company; (ii) within thirty (30) days after the end of each quarter, quarterly narrative reports describing material operation activities during the prior quarter, indicating whether the Company is in compliance with this Note and other material agreements and discussing any material variances from the Budget, which shall be accompanied by a reforecast or updated forecast of financial performance for the next twelve months; (iii) within ninety (90) days after the end of each fiscal year, the Company's audited consolidated financial statements (including the report of the independent accountants, a balance sheet, statements of operations, cash flows and stockholders equity and notes to financial statements) for such fiscal year, (iv) copies of all communications and materials made generally available to stockholders and all press releases at such time as such material is provided to stockholders or at such time as the press release is delivered to the media; (v) copies of all filings made with the Securities and Exchange Commission (the "Commission") or any other federal or state regulatory agencies or securities exchanges, within five (5) days after such filings are made; and
(vi) any communications with any entities interested in acquiring the Company or forming potential strategic relationships, within seven (7) days of any such communication; and (vii) notice of any material events affecting the Company or its prospects, within seven (7) days of any such event. Notwithstanding the foregoing, the obligations imposed on the Company in this Paragraph 1(c) shall terminate (if not sooner terminated in accordance with terms of this Note) upon an initial public offering of Common Stock.

                      (iv) Business and Corporate Existence. The Company will keep in full force and effect its corporate existence and all rights, licenses, leases and franchises reasonably necessary to the conduct of its business and will not take any steps leading to the liquidation or dissolution of the Company.

                       (v) Inconsistent Agreements. The Company will not enter into any agreement which is inconsistent or conflicts with or limits or abrogates in any way any of the provisions of this Note.

                      (vi) Notice of Default Under Note. If an Event of Default, as defined in Paragraph 2(a) of this Note, shall occur or if an event which, with the passage of time or the giving of notice would result in an Event of Default, then in either case the Company will immediately notify the Holder in writing of such Event of Default or such event describing it in reasonable detail and such written notification shall be signed by an executive officer of the Company.

                     (vii) No Extension, Modification of Warrants. The Company will not extend or otherwise modify the terms of any outstanding warrants or options.

                    (viii) No Right of Prepayment. The Company shall not have the right to prepay this Note without the written consent of the Holder, except as provided in Article 7.

                      (ix) Payment into Escrow under Certain Circumstances. In the event that this Note becomes prepayable as a result of an Event of Default pursuant to Article 2 of this Note, then the Company shall, as the Holder requests, either (A) pay such principal amount and accrued interest to the Holder or (B) pay to Esanu Katsky Korins & Siger, as escrow agent, the principal amount of this Note which would, but for this Paragraph 1(k), be paid to the Holder, plus accrued interest to such date, with instructions to invest such amount in United States Government obligations and hold such amount until the Maturity Date or until this Note shall be converted.

                       (x) Management; Board Membership. During the period in which the Note is outstanding, the Company shall not, without the prior written consent of the Holder, do any of the following: (a) enter into new lines of business; (b) incur any indebtedness secured by receivables or contracts of the Company; (c) incur any indebtedness that is superior in payment rights to the Note; or (d) change the Company's capital structure in such a manner as to not keep reserved sufficient Common Stock for issuance to the Holder upon conversion of the Note. Furthermore, during such period and for a period of two years thereafter, Southeast shall have the right to elect one member to the Board of Directors of the Company.

                      (xi)        No Dividends.  During the period in which the
Note is outstanding, the Company shall not pay any dividend or make any distribution with respect to any class of its capital stock.

                     (xii)        No Merger, Consolidation or Sale of Assets.
Neither the Company nor any Subsidiary will merge or consolidate with or into any other corporate entity or sell or lease all or a substantial portion of its business or assets without the approval of the Holder of this Note, except that the Company may merge a subsidiary into itself or another subsidiary.


                                   ARTICLE 2
                       Events of Default and Acceleration

         (a) Events of Default Defined. The entire unpaid principal amount of this Note together with interest thereon shall, at the option of the Holder, upon written notice to the Company, forthwith become and be due and payable if any one or more Events of Default shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

                       (i) the Company fails to make due and punctual payment of the principal of or any interest on the Note when and as the same shall become due and payable whether at maturity or otherwise; or

                      (ii) the Company shall be in default with respect to any of its obligations under any note, bond or other debt instrument or agreement (other than the Note) or there shall have occurred any event which, with the passage of time or the giving of notice or both, will result in a default thereunder; or

                     (iii) the Company fails to perform or observe any of the covenants, agreements or conditions contained in this Note (other than a default described in Paragraph 2(a)(i) of this Note), or the other Documents and such default shall have continued for a period of ten (10) days after written notice thereof to the Company by the Holder, or any representation or warranty contained in the Documents shall be false or misleading in a material respect; or

                      (iv) the Company consents to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company, in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or its directors or a majority of its stockholders shall vote to dissolve or liquidate the Company; or

                       (v) a court of competent jurisdiction enters an order, judgment or decree appointing, without consent of the Company, a receiver, trustee or liquidator of the Company or any Subsidiary, or of all or any substantial part of the property of the Company, or approving a petition filed against the Company seeking a reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company shall be sequestered; and such order, judgment or decree shall not be vacated or set aside within sixty (60) days from the date of the entry thereof; or

                      (vi) under the provisions of any law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Company or of all or any substantial part of the property of the Company and such custody or control shall not be terminated within sixty (60) days from the date of assumption of such custody or control.

         (b) Rights of Holder. Nothing in this Note shall be construed to modify, amend or limit in any way the right of the Holder to bring an action against the Company in the event that the Company fails to pay principal of and interest on this Note when due, and if the Holder shall be required to commence a legal proceeding to enforce payment of this Note, the Company shall pay the Holder's reasonable legal fees and expenses.


                                   ARTICLE 3
                                   Conversion

         (a) Right of Conversion. The Holder of the Note shall have the right, prior to 5:00 P.M., New York City time on the Maturity Date, or, if this Note shall be prepayable pursuant to its terms, 5:00 P.M. New York City time on the business day prior to the date of such prepayment, to convert all of the principal and interest amount of this Note outstanding at such time into such shares of Common Stock at the conversion price hereinafter defined (the "Conversion Price"). No partial conversion shall be permitted to be made by the Holder.

         (b) Exercise of Conversion Right. In order to exercise the conversion right, the Holder of this Note shall surrender the Note at the office of the Company together with written instructions specifying the principal amount and accrued interest of this Note which the Holder elects to convert and the registration and delivery of certificates for shares of Common Stock issuable upon such conversion. The number of shares of Common Stock issuable upon conversion (the "Conversion Shares") shall be determined by dividing the amount of principal and interest being converted by the Conversion Price in effect at such time. The Holder shall thereupon be deemed the holder of the Conversion Shares so issued and the principal amount of and interest on the Note shall be deemed to have been paid in full.

         (c) Conversion Price and Adjustments. The initial Conversion Price shall be equal to One Thousand Dollars ($1,000) per share. During the time period that the Note is outstanding, the Company shall not issue any stock with dividends or liquidation preferences superior to the rights of the Common Stock into which the Notes may be converted without the prior written consent of the Holder, except as provided in Paragraph 4(a). The Conversion Price is based on the Company's having 10,000 shares of Common Stock issued and outstanding, and the Conversion Price will adjust proportionately upon any stock splits, stock combinations, stock dividends or distributions, reclassifications or similar changes in the Company's capital structure affecting the number of shares of common stock issued and outstanding (except in the case of an initial public offering of securities, which shall be governed by the terms of Paragraph 5(a)) in accordance with the terms set forth below in this Paragraph 3(c). Without limiting the foregoing, in the event that any Common Stock is issued at a price per share less than the Conversion Price then in effect, then the Conversion Price shall adjust immediately so as to become equal to such lower price.

                          (1)     In case the Company shall (i) pay a dividend
or make a distribution on its shares of Common Stock in shares of Common Stock,
(ii) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that upon conversion of this Note after such date the Holder shall be entitled to receive the aggregate number and kind of shares which, if this Note had been converted immediately prior to such time, the Holder would have owned upon such conversation and been entitled to receive upon such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this Paragraph 3(c)(1) shall occur.

                          (2)     In case the Company shall issue rights or
warrants to all holders of its Common Stock entitled them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (or having a conversion price per share) less than the Computation Price, which shall be defined for purposes of this Paragraph 3(c) to be the greater of the Conversation Price then in effect or the Fair Market Value of the Common Stock (as defined in Paragraph 3(c)(3) of this Note) on the record date mentioned below, the Conversion Price shall be adjusted so that the time same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at the Computation Price per share of the Common Stock, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered shall be made successively whenever such rights or warrants are issued and shall become effective immediately extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants, the Conversation Price shall thereafter be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

                          (3)     For the purpose of any computation under
Paragraph 3(c)(2) of this Note, the Fair Market Value per share of Common Stock at any date shall be deemed to be (i) if the Common stock is being publicly traded, the average of the daily closing prices for 30 consecutive business days commencing 45 business days before such date; provided, that the closing price for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported last bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on such exchange, the average of the reported highest bid and reported lowest asked prices as reported by NASDAQ, or other similar organization if NASDAQ is no longer reporting such information or
(ii) if the Common Stock is not publicly traded, the fair market value as determined in good faith by the Board of Directors.

                          (4)     Notwithstanding anything in this Paragraph
3(c) to the contrary, the Company shall be entitled, but shall not be required, to make such decrease in the Conversion Price, in addition to those required by this Paragraph 3(c), as it in its discretion shall determine to be advisable in order that nay dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of Common Stock issuance of warrants to purchase Common Stock or other distribution referred to hereinabove in this Paragraph 3(c) hereafter made by the Company to the holders of its Common Stock shall not result in any tax to the holders of its Common Stock or securities convertible into Common Stock.

                          (5)     The Company may retain a firm of independent
public accountants of recognized standing selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Paragraph 3(c), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

                          (6)     In the event that at any time, as a result of
an adjustment made pursuant this Paragraph 3(c), the Holder thereafter shall be entitled to receive any shares of the Company, other than Common Stock thereafter the number of such other shares so receivable upon conversation of this Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Paragraph 3(c).

         (d)     Officer's Certificate.    Whenever the Conversation Price
shall be adjusted as required by the provisions of Paragraph 3(c), the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted Conversion Price, setting forth in reasonable detail the facts requiring such adjustment, including a statement of the number of additional shares of Common Stock, if any, and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holder, and the Company shall, forthwith after each such adjustment, mail a copy by certified mail, return receipt requested, of such certificate to the Holder at the Holder's address set forth in the Company's books and records.

         (e)     Notices to Note Holders.   So long as this Note shall be
outstanding, (1) if the Company shall pay any dividend or make any distribution upon Common Stock (other than a regular cash dividend payable out of retained earnings) or (2) if the Company shall offer to the holders of the Common Stock for subscription or purchase by them any share of any class or any other rights or (3) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least fifteen (15) days prior to the date specified in (i) and

(ii) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (i) a record is to be taken for the purpose of such dividend distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

         (f) Reclassification, Reorganization or Merger. In case of any reclassification, capital reorganization or other change of outstanding shares of the capital stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of capital stock of the Company) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the Holder shall have the right thereafter by converting this Note, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon conversation of this Note immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Note. The foregoing provisions of this paragraph 3(f) shall similarly apply to successive consolidations, mergers, sales or conveyances. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversation, substitution or payment, in whole in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Paragraph 3(c)(1) of this Note.

         (g) Voting Rights. This Note, absent conversation as provided herein, shall not confer upon the Holder any voting or other rights of a stockholder of the Company.

         (h) Fractional Shares. No fractional shares or script representing fractional shares be issued upon the conversation of the Note. If, upon conversation of any Note, the Holder would except for the provisions of this Paragraph 3(h), be entitled to receive a fractional share of Common Stock, then an amount equal to such fractional share multiplied by the then fair market value of shares of the Company's Common Stock, as determined in good faith by the Company's Board of Directors, shall be paid by the Company in cash to the Holder.

         (i) No Modification of Article 1. Nothing in this Article 3 shall be construed in any manner as a modification or amendment of any of the Company's covenants set forth in Article 1 of this Note or as a consent to any transaction prohibited by said Article 1.


                                   ARTICLE 4
                     Additional Funding; Equity Investments

         (a) Additional Funding. In the event the Company achieves certain milestones during the term of this Note, the Holder agrees to extend to the Company additional funding of $250,000 and to amend the terms and conditions of this Note accordingly, with the amended Note to continue to be secured by the Guaranty and the common stock held pursuant to the Escrow Agreement to continue to secure the Guaranty (the "Additional Funding"). The Additional Funding shall be made in the event the Company enters into a definitive agreement with Wave Systems Corp. and achieves any two of the following events; (i) the Company enters into a definitive agreement with Simon & Schuster to distribute their content, the terms of which shall include royalty relationships; (ii) the Company enters into a definitive agreement with a PC hardware manufacturer for the bundling of the Company's product, (iii) the Company enters into a definitive agreement with Motorola to include the Company's technology in a public test of the Company's products through inclusion with the Motorola cable modem; (iv) the Company announces its successful participation with an industry leader at Demo '96 or a similar show in February 1996; and (v) the Company raises a total of $500,000 in equity capital. Notwithstanding the foregoing, the determination of the foregoing determination of the successful achievement of the objectives set forth above shall be at the sole and absolute discretion of Southeast. In the event of the Additional Funding, the Company shall also issue to the Holder warrants for an additional 100 shares of Common Stock, at an exercise price and on the same terms and conditions as the Warrant.

         (b) Equity Investments. In the event the Company plans to sell stock or otherwise obtain a capital infusion by a strategic partner(s) (a partner who will use or purchase the technology or products of the Company) or other qualified investor(s) (exclusive of any funds provided by Southeast or Wave Systems Corp.) equal to an aggregate capital amount of at least Two Million Dollars ($2,000,000) (the foregoing, an "Equity Infusion"), the Company shall provide the Holder with copies of any information provided to the potential investors in connection with the Equity Infusion. Notwithstanding anything to the contrary contained in this Note and subject only to the mutual consent of the parties to amend the terms hereof, on or before the closing of an Equity Infusion transaction at purchase price per share of common stock (or conversion price per share) greater than or equal to the Conversation Price.


                                   ARTICLE 5
                              Registration Rights


         (a)     Registration Rights.

                 (i) During the term of this Note, the Company shall advise the Holder by written notice at least two weeks prior to the filing of any registration statement under the Securities Act (other than a registration statement relating solely to an acquisition or a registration statement on Form S-8 or any subsequent similar form) covering securities of the Company, whether such sevcurites are being sold for the account of the Company and/or selling stockholders, and upon such notice to the Holder, the Holder shall have the option of (i) converting the Note into Common Stock and selling such Common Stock pursuant to such registration statement or (ii) being paid in cash in the amount equal to the principal left on the Note, plus all accrued interest thereon. The Company shall include in the registration statement such information as may be required to permit a public offering of the Holder's Common Stock (issued either upon conversion of the Note or upon exercise of the Warrant) provided, however, that if the registration statement relates to a public offering by the Company of its securities, if requested by the managing underwriter, the Company will first exclude the shares of Common Stock held by shareholders of record prior to the date of this Note, then, if requested, to exclude the Holder's Common Stock held by shareholders of record prior to the date of this Note, then, if requested, to exclude the Holder's Common Stock from such registration statement, and provided, further, that if such managing underwriter agrees to include the Holder's Common Stock in the registration statement only upon the agreement of the Holder to refrain from selling any Common Stock without the prior to the date of this Note, then, if requested, to exclude the Holder's Common Stock from such registration statement, and provided, further, that if such managing underwriter agrees to include the Holder's Common Stock in the registration statement only upon the agreement of the Holder to refrain from selling any Common Stock without the prior consent of the managing underwriter during such period (the "holdoff period") subsequent to the effective date of the registration statement as the managing underwriter may request, the inclusion of Holder's Common Stock in such registration statement shall be conditioned upon the Holder's agreeing not to sell any of such Common Stock without the consent of such managing underwriter during the holdoff period, and the Holder shall agree to such hold off. Notwithstanding the foregoing, in no event shall the Holder be required to agree to a holdoff period longer than any other selling stockholders whose shares are included in such registration statement pursuant to piggy-back registration rights granted by the Company. The Company shall use its best efforts to keep such registration statement current for a period of six (6) months from the effective date of such registration statement or, if the underwriter or managing underwriting agrees to the inclusions of the Common Stock in the registration statement for the holdoff period, three (3) months from the conclusion of the holdoff period. The Company's obligations pursuant to this Paragraph 5(a) shall be subject to and conditioned upon the Holder providing the Company in a timely manner with such information which the Company may request in connection with the registration statement, including, but not limited to, information concerning the Holder, nay underwriter engaged by the Holder and the proposed manner of distribution of the Common Stock and any specific information requested by the Commission. All costs incurred by the Company relating to the inclusion of the Holder's Common Stock in the registration statement shall be paid by the Company.

                          (b)     The Company's obligations pursuant to this
Article 5 shall be applicable to the Holder and not to any transferees of the Common Stock; provided that, in this event of the death of an individual Holder, the rights granted in this Article 5 may be exercised by his legal representative.

                          (c)     The Company shall not be required to include
any Common Stock in a registration statement if the number of shares proposed to be sold may be sold by the selling stockholder pursuant to Rule 144 during the seven (7) months commencing on the date such holder advised the Company of his desire to have such shares included in such registration statement.


                                   ARTICLE 6
                            Budget; Use of Proceeds

         (a) Budget; Use of Proceeds. The Company and the Holder shall agree upon an approved budget (the "Budget") for the Company for the one year period immediately following the closing of the Note and the Company and the Holder hereby acknowledge and agree that the proceeds of the Note shall be used only for payment of expenses and costs in accordance with the Budget and shall not exceed the Budget by more than 10% without the written consent of the Holder. The Budget shall be modified or altered only with the prior consent of the Holder. Upon the expiration of the period covered by the Budget, the Company will prepare and adopt new Budgets, all of which shall be subject to the approval of the Holder (which approval shall not unreasonably withheld or delayed), for so long as the Company is required to furnish reports pursuant to Paragraph 1(c), provided, that upon conversion, the Company's obligation with respect to the preparation of Budgets shall cease.

                                   ARTICLE 7
                                 Miscellaneous

         (a) Transferability. This Note shall be transferable and negotiable at any time by the holder of this Note.

         (b) Waiver of Trial by Jury. In any legal proceeding to enforce payment of this Note, the Company waives trial by jury, claims for offset and counterclaims, if any.

         (c) Legal Fees. In the event that it is necessary for any holder to commence legal proceedings in order to enforce payment of this Note, the Company shall pay all legal fees and expenses incurred by such holder.

         (d) Governing Law. This Note shall be governed by the internal laws of the State of New York, without regard to any otherwise applicable principles of conflict of laws.

         (e) Court Jurisdiction. The Company hereby irrevocably consents to the jurisdiction of the federal and state courts sitting in New York County; New York for any action on or relating to this Note, and agrees that service may be made upon the Company by registered mail, return receipt requested, at the address provided in Paragraph 8(f) of this Note and they each agree to accept such service. Nothing in this Paragraph 8(e) shall be construed to prohibit the holder of this Note from effecting service upon the Company by any other manner permitted by law.

         (f) Notices. Any notice, request or documentation required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by overnight courier or first class, certified or registered mail, return receipt requested, or delivered by telecopy (with prompt written confirmation by mail or courier) to the address set forth below or any address designated by any party by notice similarly given. Such notice shall be deemed to have been given upon the actual receipt of such notice.

                 To Company:      Wave Interactive Network, Inc.
                                  480 Pleasant Street
                                  Lee, Massachusetts
                                  Attention:  Steven Sprague, President

                 with a copy (not constituting notice) to:

                                  Eric Kamisher, Esq.
                                  c/o Esanu Katsky Korins & Siger
                                  605 Third Avenue
                                  New York, New York  10158

                 To Holder:

                                  Southeast Interactive Technology Fund I, LLC
                                  220 West Main Street
                                  Suite 900
                                  Durham, North Carolina  27705
                                  Attention:  David Blivin, Managing Director

                 with a copy (not constituting notice) to:

                                  James H. Clarke
                                  Moore & Van Allen, PLLC
                                  2200 West Main Street
                                  Suite 800
                                  Durham, North Carolina  27705

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first aforesaid.

                                  WAVE INTERACTIVE NETWORK, INC.



                                  By:_______________________________
                                           Name:
                                           Title:


                                  SOUTHEAST INTERACTIVE TECHNOLOGY FUND I, LLC



                                  By:_______________________________
                                           Name:
                                           Title:

                              NOTICE OF CONVERSION


                       [To be Signed Only Upon Conversion
                                  of the Note]

                         WAVE INTERACTIVE NETWORK, INC.


The undersigned, the holder of the foregoing Note, hereby surrenders such Note for conversion into shares of Common Stock of WAVE INTERACTIVE NETWORK, INC. to the extent of $____________ unpaid principal amount of and interest due on such Note, and requests that the certificates for such shares be issued in the name of SOUTHEAST INTERACTIVE TECHNOLOGY FUND I, LLC and delivered to _______________________________, whose address is _____________________________.

DATED:


__________________________      ______________________________________________
                                (Signature)

                                (Signature must conform in all respects to name of holder as specified on the face of the Note.)


                                ______________________________________________
                                Insert here the unpaid principal amount of the Note.